EXHIBIT 99.1

21st Century Holding Company Reports First Quarter 2010 Financial Results

LAUDERDALE LAKES, Fla., May 17, 2010 (GLOBE NEWSWIRE) -- 21st Century Holding Company (the "Company") (Nasdaq:TCHC) today reported results for the quarter ended March 31, 2010.

For the three months ended March 31, 2010, the Company reported a net loss of $0.9 million, or $0.12 per share on 7.95 million average undiluted and diluted shares outstanding, compared to net income of $0.3 million, or $0.04 per share on 8.0 million average undiluted and diluted shares outstanding in the same three-month period last year.

First quarter results decreased year-over-year primarily as a result of higher reinsurance costs in connection with the Company's property line of business. These costs were partially offset by the effects of a 19% rate increase that went into effect in November 2009 and the impact of the new policies written during the fourth quarter of 2009. First quarter results also benefitted from a one-time gain of $2.2 million related to gains on investments realized in the quarter.

Gross premiums written decreased $1.4 million, or 5.0%, to $27.0 million for the three months ended March 31, 2010, compared to $28.4 million for the same three-month period last year. Voluntary homeowners' gross written premium increased $6.9 million, or 44.0%, to $22.7 million for the three months ended March 31, 2010, compared with $15.8 million for the same three-month period last year. The decrease in gross written premiums can be attributed to higher reinsurance costs in the first quarter of 2010 as compared with the first quarter of 2009.

Unearned premiums increased $2.0 million, or 4.0%, to $52.9 million as of March 31, 2010, compared with $50.9 million as of December 31, 2009.

Net premiums earned decreased $2.9 million, or 20.8%, to $11.0 million for the three months ended March 31, 2010, compared to $13.9 million for the same three-month period last year.

Total revenue increased $0.1 million, or 0.8%, to $15.8 million for the three months ended March 31, 2010, compared to $15.7 million for the same three-month period last year.

Total expenses increased $1.8 million, or 11.8%, to $17.3 million for the three months ended March 31, 2010, compared to $15.5 million for the same three-month period last year which can be primarily attributed to the increase in policy count from the previous year.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said: "As expected, our first quarter results show a decrease from the same period of 2009 primarily because of higher reinsurance costs, which is by far our largest expense and the continued effect of the mitigation credits. However, our results improved significantly over the fourth quarter of 2009 due to a number of favorable trends including that it was the first full quarter to benefit from the 19% rate increase which has been in effect since last November on our voluntary business."

"We expect to build on this momentum for the rest of 2010," continued Mr. Braun. "Ample capacity has returned to the reinsurance markets, which we believe will drive down reinsurance rates. In addition, we continue to focus on writing voluntary policies based on our underwriting standards, which leads to more profitable business. We anticipate that the combination of improving industry conditions, decreasing reinsurance rates, disciplined exposure management and the impact of the previously announced rate increases both on our policies assumed from Citizens Property Insurance Corporation and on our voluntary homeowner policies will create a strong foundation for future revenue growth. We continue to expect operating margin improvement for the next several quarters, which is anticipated to contribute to growth in the Company's book value for the benefit of our shareholders."

The Company will hold an investor conference call at 4:00 PM (ET) today, May 17, 2010. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 866-501-5542. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About 21st Century Holding Company

The Company, through its subsidiaries, underwrites commercial general liability insurance, commercial residential property, homeowners' property and casualty insurance, flood insurance, inland marine, personal automobile insurance and commercial automobile insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia, offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability or reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on March 26, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
Revenue:	2010	2009
Gross premiums written	$ 27,021,273	$ 28,430,928
Gross premiums ceded	(918,078)	(328,077)

Net premiums written	26,103,195	28,102,851

Decrease in prepaid reinsurance premiums	(13,061,020)	(8,069,446)
Increase in unearned premiums	(2,025,741)	(6,128,557)
Net change in prepaid reinsurance premiums and unearned premiums	(15,086,761)	(14,198,003)

Net premiums earned	11,016,434	13,904,848
Commission income	386,217	237,918
Finance revenue	72,287	82,759
Managing general agent fees	494,150	430,624
Net investment income	934,608	680,952
Net realized investment gains (losses)	2,224,905	(536,541)
Regulatory assessments recovered	515,307	547,509
Other income	136,830	312,058

Total revenue	15,780,738	15,660,127

Expenses:
Loss and loss adjustment expenses	9,064,732	8,872,965
Operating and underwriting expenses	2,716,558	1,953,140
Salaries and wages	2,071,963	1,908,757
Policy acquisition costs, net of amortization	3,459,804	2,744,209

Total expenses	17,313,057	15,479,071

(Loss) Income before provision for income tax benefit	(1,532,319)	181,056
Provision for income tax benefit	(605,313)	(122,164)
Net (loss) income	$ (927,006)	$ 303,220
Basic net (loss) income per share	$ (0.12)	$ 0.04
Fully diluted net (loss) income per share	$ (0.12)	$ 0.04

Weighted average number of common shares outstanding	7,946,374	8,013,894

Weighted average number of common shares outstanding (assuming dilution)	7,946,374	8,013,894

Dividends paid per share	$ 0.06	$ 0.18

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	03/31/09	12/31/09
Total Cash & Investments	$163,939,601	$142,416,020
Total Assets	$214,571,482	$202,889,375
Unpaid Loss and Loss Adjustment Expense	$68,248,536	$70,610,480
Total Liabilities	$148,960,768	$135,447,779
Total Shareholders' Equity	$65,610,714	$67,441,596
Common Stock Outstanding	7,946,374	7,953,384
Book Value Per Share	$8.26	$8.48

Premium Breakout
	3 Months Ending
Line of Business	03/31/10	03/31/09
	(Dollars in thousands)
Homeowners'	$21,098	$23,028
Commercial General Liability	3,499	4,523
Federal Flood	810	736
Automobile	1,614	144

Gross Written Premiums	$27,021	$28,431

Commercial General Liability Written Premium by State
	3 Months Ending
State	03/31/10	03/31/09
	(Dollars in thousands)
Alabama	$17	$24
Arkansas	1	1
California	--	45
Florida	2,923	3,412
Georgia	19	86
Louisiana	374	792
Oklahoma	1	--
South Carolina	2	1
Texas	162	162

Gross Written Premiums	$3,499	$4,523

Loss Ratios
	3 Months Ending
Line of Business	03/31/10	03/31/09
Homeowners'	90.24%	62.01%
Commercial General Liability	63.47%	65.98%
Automobile	120.63%	91.01%
Fire	14.34%	0.00%
Inland Marine	48.75%	0.00%
All Lines	81.49%	63.81%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.

CONTACT:  21st Century Holding Company
          Peter J. Prygelski, CFO
          (954) 308-1252
          (954) 581-9993